SERVICE AGREEMENT

AND

INDEMNITY COMBINATION COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

OF CERTAIN ANNUITY CONTRACTS

BETWEEN

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

AND

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Table of Contents

THIS AGREEMENT is made and entered into effective as of 11:59pm Eastern Standard Time, December 31, 2015 (herein, the "Effective Time") between PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION (herein, the "Ceding Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (herein, the "Reinsurer").

RECITALS

A. Immediately prior to the Effective Time, the Ceding Company is incorporated under the laws of Arizona and is qualified to do business as a capital stock life insurance company in all 50 states and the District of Columbia.
B. The Reinsurer is incorporated under the laws of New Jersey, and is qualified to do business as a capital stock life insurance company and as a reinsurer in all 50 states and the District of Columbia.
C. As the Ceding Company has issued certain annuity contracts with respect to which it desires to cede 100% of the liabilities related thereto hereunder, and, subject to the terms of this Agreement, the Reinsurer desires to so reinsure such contracts.
D. Although the Ceding Company will continue to be legally obligated to the contractholders, in accordance with the terms of such contracts, this Agreement is intended to transfer the economic benefits and liabilities of such contracts to the Reinsurer.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual and foregoing recitals and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do freely and voluntarily agree as follows:

ARTICLE 1: DEFINITIONS

Section 1.01 As used herein, the following terms shall have the following meanings:

"Accounting Period" shall mean the calendar month beginning as of the Effective Time, and each calendar month and not less than monthly thereafter while this Agreement remains in effect, until such time as the accounting and settlement process is converted from a monthly process to a daily process in accordance with Section 5.13.

"Affiliated Reinsurance Agreements" shall mean the reinsurance agreements in force immediately prior to the Effective Time between the Ceding Company and its affiliated reinsurers, as set forth in Schedule I hereto.

"Agreement" shall mean this Service Agreement and Indemnity Combination Coinsurance and Modified Coinsurance Agreement of Certain Annuity Contracts Between the Ceding Company and the Reinsurer and all Exhibits and Schedules hereto, and all amendments entered into in accordance with Section 15.02.

"Annual Statement" shall mean, unless otherwise specified herein, the 2014 Annual Statement of the Ceding Company for the year ended December 31, 2014.

"Bank Accounts" shall have the meaning ascribed to that term in Section 10.04.

"Coinsurance Reserve" shall have the meaning ascribed to that term in Section 3.03.

"Collateral" shall have the meaning ascribed to that term in Section 10.06.

"Commissions" shall mean all commissions, renewal commissions and overrides, expense allowances, benefit credits and other fees and compensation paid or payable.

"Complaints" shall have the meaning ascribed to that term in Section 6.03.

"Continuing Producer" shall mean a former appointed insurance producer of the Ceding Company who was authorized to solicit applications for the Reinsured Contracts and who, after the Effective Time, is an appointed insurance producer of the Reinsurer.

"Effective Time" shall mean 11:59pm Eastern Standard Time, December 31, 2015.

"Effective Time Accounting" shall have the meaning ascribed to that term in Section 5.01.

"Initial Coinsurance Reserve Premium" shall have the meaning ascribed to that term in Section 5.05.

"LOC" shall have the meaning ascribed to that term in Section 9.01.

"Modified Coinsurance Reserve" shall have the meaning ascribed to that term in Section 3.02.

"New York Policyholders" shall mean (i) all individuals to whom an approved New York policy, certificate or contract form, in force as of the Effective Time, was issued by the Ceding Company prior to the Effective Time, and (ii) all individuals who reside in New York as of the Effective Time and to whom a policy, certificate or contract form, which was approved by a state other than New York, was issued by the Ceding Company prior to the Effective Time.

"NY Department" shall have the meaning ascribed to that term in Section 7.01.

"Premiums" means premiums, fees, considerations, deposits, premium adjustments and similar receipts with respect to the Reinsured Contracts.

"Proceeding" shall have the meaning ascribed to that term in Section 6.03.

"Reinsurance Agreements" shall mean, collectively, the Affiliated Reinsurance Agreements, other than this Agreement, and the Unaffiliated Reinsurance Agreements.

"Reinsurance Claims" shall mean contract benefits paid to contractholders under the Reinsured Contracts.

"Reinsured Contracts" shall, subject to Sections 4.04 and 4.06, mean all annuity contracts and group annuity certificates, including but not limited to variable deferred annuity contracts, issued by the Ceding Company that are (x) in force as of the Effective Time and (y) held by New York Policyholders. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, Reinsured Contracts shall not include (a) any fixed immediate annuity contracts, variable immediate annuity contracts or any variable life insurance policies, (b) any contract for which any applicable Initial Coinsurance Reinsurance Premium described in Section 5.05, Initial Modco Reinsurance Premium described in Section 5.06, or any adjustments thereto as described in Sections 5.02, 5.03 or 5.08, are not actually transferred to the Reinsurer,(c) any contract ceded by the Ceding Company under an Unaffiliated Reinsurance Agreement prior to the Effective Time, (d) any contract ceded by the Ceding Company under an Affiliated Reinsurance Contract that is not held by a New York Policyholder as of the Effective Time, but such holder becomes a resident of New York after the Effective Time, or (e) any payout annuity existing prior to the Effective Time. A complete list of the Reinsured Contracts will be provided by the Ceding Company to the Reinsurer in accordance with Section 14.01 herein, and such list shall be incorporated as Exhibit A to this Agreement.

"Required Amount" shall have the meaning ascribed to that term in Section 9.01.

"Secured Obligations" shall have the meaning ascribed to that term in Section 10.06.

"Separate Accounts" means the segregated asset accounts of the Ceding Company that were established to fund portions of the Reinsured Contracts.

"Services" shall have the meaning ascribed to that term in Section 6.01.

"Stretch Settlement" shall have the meaning ascribed to that term in Section 4.06.

“Superintendent” shall have the meaning ascribed to that term in Section 5.12.

“Unaffiliated Reinsurance Agreements” shall mean the reinsurance agreements in force immediately prior to the Effective Time between the Ceding Company and unaffiliated third party reinsurers, as set forth in Schedule I hereto.

ARTICLE 2: PURPOSE OF AGREEMENT

Section 2.01 Purpose of Agreement. The purpose of this Agreement is to provide for the one hundred percent (100%) indemnity reinsurance by the Reinsurer of all of the interest of the Ceding Company in the Reinsured Contracts and to provide for servicing of such Reinsured Contracts. The reinsurance and service responsibilities are subject to the terms and conditions set forth herein. The Reinsurer shall not accept any liabilities of the Ceding Company other than those express, written contractual liabilities set forth in the Reinsured Contracts. The Reinsurer shall be obligated only under the express, written terms of the Reinsured Contracts and shall not be bound by any sales materials or other written or verbal representations stated or implied by either the Ceding Company or any of its representatives, agents, or other parties or liable for any matter other than contractual liabilities under the express, written terms of the Reinsured Contracts, the Reinsurer shall not assume liability for: (a) any misrepresentations that have been made or allegedly have been made to the contractholders of the Ceding Company, or to its representatives, agents, or other parties on or prior to the Effective Time or (b) for any alterations in the terms of the Reinsured Contracts not expressly reflected in the books and records of the Ceding Company transferred to the Reinsurer on the Effective Time pursuant to the terms of this Agreement.

ARTICLE 3: COVERAGES TO BE REINSURED

Section 3.01 Cession. The Ceding Company agrees to cede, and does cede, as of the Effective Time, all of the Ceding Company's rights and interest in the Reinsured Contracts so that then and thereafter, as between the parties to this Agreement, the Ceding Company shall have no liability for the express, written benefits under the Reinsured Contracts.

Section 3.02 Modified Coinsurance. The Reinsurer agrees to accept, and it does accept as of the Effective Time, cession of the Reinsured Contracts, and to assume, and it does assume on a 100% modified coinsurance basis, all Separate Account obligations and liability as it relates to express written contractual liability insured under the Reinsured Contracts after such date (the "Modified Coinsurance Reserve").

Section 3.03 Coinsurance. Reinsurer agrees to accept, and it does accept, as of the Effective Time cession of the Reinsured Contracts, and to assume, and it does assume, on a 100% indemnity coinsurance basis, all general account liability as it relates to all remaining express written contractual liability insured under the Reinsured Contracts after such date and not assumed in accordance with Section 3.02 (the "Coinsurance Reserve").

ARTICLE 4: INDEMNITY REINSURANCE PROVISIONS

Section 4.01 Basis of Reinsurance. On and after the Effective Time, the Ceding Company's liabilities under the Reinsured Contracts shall be reinsured on a one hundred percent (100%) indemnity coinsurance and modified coinsurance basis by the Reinsurer.

Section 4.02 Annuitizations. Any payout annuity resulting from a Reinsured Contract annuitizing on or after the Effective Time shall be reinsured hereunder.

Section 4.03 Reinstatements. Should a Reinsured Contract or a lapsed or surrendered contract that would otherwise have been a Reinsured Contract be reinstated in accordance with its terms and the rules of the Ceding Company on or after the Effective Time, the insurance under such policy shall be reinstated automatically and the same shall be reinsured hereunder automatically. The gain/or loss on the reinstatement shall be transferred to the Reinsurer on and after the Effective Time only to the extent that the Ceding Company incurred a gain or loss on the reinstatement.

Section 4.04 Spousal Conversions. After the Effective Time, the Ceding Company's Reinsured Contracts that permit a surviving spouse to continue a Reinsured Contract in that surviving spouse's name shall, upon any such continuance, immediately become a Reinsured Contract within the meaning of this Agreement.

Section 4.05 Contract Changes. The Ceding Company agrees that it shall not make any changes on or after the Effective Time in the provisions and conditions of a Reinsured Contract; provided, however, that after the Effective Time, the Ceding Company may make changes (a) regarding non-guaranteed contract provisions of the Reinsured Contracts (e.g., mortality charges and interest rates) or (b) required by the terms of the Reinsured Contracts, in accordance with applicable law and regulation. The Ceding Company agrees that it will follow its normal financial management processes that it follows on its own business with regard to the Reinsured Contracts and confer with the Reinsurer prior to making any material changes to its normal financial management processes that impact the Reinsured Contracts. It is the parties' expectation that the Ceding Company will credit a rate on the fixed account portion, if any, of the Reinsured Contracts under the Ceding Company's current crediting rate practice. If the Ceding Company elects to credit interest rates outside its current crediting practice, the Ceding Company shall first provide the Reinsurer with the description of the Ceding Company's proposed strategy and the Ceding Company's justification for crediting interest rates outside its current crediting rate practice, and seek the Reinsurer's consent. Such consent shall not be unreasonably withheld. At the Reinsurer's request, the Ceding Company shall report its current crediting rates to the Reinsurer (through electronic means or otherwise) in such format and at such times as may be mutually agreed for purposes of the Reinsurer's administration and preparation of statutory accounting reports in accordance with Section 6.01.

Section 4.06 Beneficiary "Stretch" Settlements. The Reinsured Contracts include death benefit settlements pursuant to which a non-spousal beneficiary elects to continue the variable deferred annuity contract and receives death benefit proceeds through a series of withdrawals for a period not to exceed the lesser of the life or lifetime expectancy (pursuant to U.S. Internal Revenue Code Sections

72(s) and 401(a)(9)) of such beneficiary ("Stretch Settlement"). Any amounts distributed during an Accounting Period under a Stretch Settlement shall be reflected as a death benefit in that Accounting Period's Monthly Accounting and Settlement in accordance with Section 5.11.

ARTICLE 5: ACCOUNTING, PAYMENTS, AND PROCEDURES

Section 5.01 Effective Time Accounting. As of the Effective Time, the Ceding Company shall have prepared an estimate of all liabilities and related assets customarily arising under statutory accounting principles on account of the Reinsured Contracts as of the Effective Time, substantially in the form set forth in Exhibit B (the "Effective Time Accounting"). Such accounting shall have been reviewed and certified by an officer of the Ceding Company that is a Fellow of the Society of Actuaries familiar with the business of the Ceding Company. It is the intent of the parties that such accounting and each of the entries thereof shall have been prepared in accordance with insurance accounting principles prescribed or permitted under New York statutory authority applied on a basis consistent with those applied by the Ceding Company in prior years and shall present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such accounting. The results of such accounting shall be called the "Coinsurance Reserve" and the "Modified Coinsurance Reserve." It is anticipated that all liabilities and assets arising from or relating to the Reinsured Contracts shall be reflected in the Effective Time Accounting, and omission of an item from Exhibit B which properly relates to the Reinsured Contracts shall not be cause for omission of such item from the Effective Time Accounting. The Ceding Company agrees to supply the Reinsurer a copy of all computer runs, work papers and supporting data used in preparing the Effective Time Accounting.

Section 5.02 Adjustments. Within ninety (90) business days of the Effective Time, the Ceding Company shall prepare and deliver to the Reinsurer a revised accounting, prepared as of the Effective Time in the manner prescribed in Section 5.01. The revised accounting shall include a revised Exhibit A, which can be in electronic format that includes all the Reinsured Contracts as of the Effective Time. The Ceding Company shall also prepare a revised Schedule C listing of all the assets transferred as of the Effective Time, the actual fair market value of those assets as of the Effective Time and any differences between actual fair market value and the estimated fair market value used in calculating the Initial Coinsurance Reinsurance Premium. Any payments required of either party as a result of the revised accounting and revised asset listing shall be made within twenty (20) business days after receipt of such revised accounting.

Section 5.03 Further Adjustments. In the event that subsequent data or calculations or banking arrangements require revision of the Effective Time Accounting, the required revision and appropriate payments thereunder with interest in accordance with Exhibit B shall be made within twenty (20) business days after reasonable determination of such revision.

Section 5.04 No Ceding Allowance. The Reinsurer shall not provide the Ceding Company with a ceding allowance.

Section 5.05 Initial Coinsurance Reinsurance Premium. The Ceding Company shall deliver to the Reinsurer an estimated accounting as described in Section 5.01 calculated as of the Effective Time, and the Ceding Company shall transfer an initial reinsurance premium ("Initial Coinsurance Reinsurance Premium") to the Reinsurer within twenty (20) business days of the Effective Time in the form of cash

and/or assets listed in Exhibit C with an estimated fair market value as of the Effective Time equal to the Coinsurance Reserve described in Exhibit B hereto.

Section 5.06 Initial Modco Reinsurance Premium and Reserve Adjustment. As of the Effective Time, the Ceding Company shall also transfer to the Reinsurer an additional estimated reinsurance premium equal to the Modified Coinsurance Reserve ("Initial Modco Reinsurance Premium") and the Reinsurer shall immediately transfer to the Ceding Company an amount equal to the Modified Coinsurance Reserve. Such payments shall be settled on a net basis.

Section 5.07 Reserves. With respect to the Reinsured Contracts, the Ceding Company will maintain a liability equal to the Modified Coinsurance Reserve on its statutory statements, and the Reinsurer agrees to establish and maintain a liability on its statutory statements not less than the Coinsurance Reserve, as required by the applicable regulatory authorities, for all liabilities except those for which the reserves are held in the Separate Accounts.

Section 5.08 Adjustments Relating to Errors and Incorrect Data. Each party is entitled to protection against the consequences of material errors with respect to (i) data on the Reinsured Contracts, and (ii) the Effective Time Accounting. If material errors are discovered in the above described information within three (3) years from the Effective Time, the parties will promptly make any needed adjustments in the amounts so transferred.

Section 5.09 DAC Tax Election. In regards to the Reinsured Contracts set forth in Exhibit A, the Ceding Company and the Reinsurer agree to the following pursuant to United States Treasury Regulation Section 1.848-2(g)(8):

(a) The term "party" will refer to either the Ceding Company or the Reinsurer as appropriate.
(b) The terms used in this Section are defined by reference to United States Treasury Regulations Section 1.848-1 and 1.848-2 as in effect as of the Effective Time and at all relevant times thereafter. The term "net consideration" refers to net consideration as defined in Regulation Section 1.848-2(f).
(c) For each taxable year ending on or after the Effective Time, the party with net positive consideration under this Agreement for each taxable year will capitalize specified contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.
(d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the United States Internal Revenue Service.
(e) The exchange of information will follow the following procedure:

    By May 1 of each year, the Reinsurer will submit a schedule to the Ceding Company of its calculation of the net consideration for the preceding taxable year. This schedule of calculations will be accompanied by a statement signed by an officer of the Reinsurer stating the amount of net consideration the Reinsurer will report in its tax return for the preceding taxable year. To

ensure consistency, the Ceding Company will utilize this information in determining its net consideration for its preceding taxable year. The Ceding Company shall advise the Reinsurer if it disagrees with the calculations provided and the parties agree to act in good faith to resolve such differences amicably.

(f) Both parties agree to attach a schedule to their respective Federal Income Tax Return for the taxable year in which the Effective Time occurs, which identifies the Agreement as a reinsurance agreement for which the joint election under Regulation Section 1.848-2(g)(8) has been made.

(g) Both parties warrant that they are U.S. taxpayers as defined by United States Treasury Regulation 1.848-2(h)(2)(ii).

Section 5.10 Premium Tax. The Reinsurer shall reimburse the Ceding Company annually by April 1 of each year (or such shorter period as the parties agree) for the premium tax and any other tax required to be paid by the Ceding Company for the prior calendar year to any state or political subdivision thereof with respect to any premiums received for the Reinsured Contracts after the Effective Time as described below. The Reinsurer shall, on a timely basis and in accordance with Section 6.01, provide the Ceding Company any information necessary for the Ceding Company to make such tax payments.

The Reinsurer shall reimburse an amount equal to the sum of (a) times (b) for each state, where:

a) Equals the Reinsurance Premium paid hereunder in the prior calendar year by the Ceding Company for the Reinsured Contracts as of 12/31 of the prior calendar year; and
b) Equals the overall effective premium tax rate for the prior calendar year for the state, which is equal to (c)/(d), where:
c) Equals the actual premium tax and any other tax paid by the Ceding Company to the state with respect to any premiums received for the prior calendar year, before credits, and for the Reinsured Contracts; and
d) Equals the actual taxable premium received by the Ceding Company in the state for the prior calendar year for the Reinsured Contracts.

Section 5.11 Monthly Accounting and Settlement. Within ten (10) business days after the end of each Accounting Period, the Reinsurer shall submit to the Ceding Company monthly accounting reports, substantially in the form of Exhibit E – Form of Accounting and Settlement Reports, for each Accounting Period (such reports shall include, but are not limited to, the amounts determined in the manner described in Exhibit D for Reinsurance Premiums, Reinsurance Claims, Commissions and Premium Tax, Modco Reserve Adjustment and Loan Activity).

Within fifteen (15) business days after the end of each Accounting Period, an amount equal to the Net Accounting Settlement, as defined in Exhibit D and calculated as shown in Exhibit E, will be settled between the ceding Company and the Reinsurer. Payment shall first be made by way of cash or cash equivalent, where: (i) if the Net Accounting Settlement is greater than or equal to zero, the Ceding Company shall pay the Reinsurer, and (ii) if the Net Accounting Settlement is less than zero, the Reinsurer shall pay the Ceding Company the absolute value of the amount.

Section 5.12 Delayed Monthly Settlement. If there is a delayed monthly settlement, a party may impose an interest penalty charge on the other for the period that an amount is overdue, as follows: (a) in the event the Reinsurer timely submits a Monthly Accounting and Settlement Report and the Net Accounting Settlement is greater than zero, the Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue; (b) in the event the Reinsurer does not timely submit a Monthly Accounting and Settlement Report and the Net Accounting Settlement is greater than zero, the Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue but any such period shall not begin until five (5) business days after it submits the Monthly Accounting and Settlement Report; (c) in the event the Reinsurer timely submits a Monthly Accounting and Settlement Report and the Net Accounting Settlement is less than zero, the Ceding Company may impose an interest penalty charge for the period that the settlement amount is overdue; and (d) in the event the Reinsurer does not timely submit a Monthly Accounting and Settlement Report and the Net Accounting Settlement is less than zero, the Ceding Company may impose an interest penalty charge for the period that the Monthly Accounting and Settlement Report is overdue. Any interest penalty charged shall be calculated from the applicable date described above, to the date of payment based on the one month LIBOR on a per annum basis (containing 360 days) as published on the last day of the calendar month plus 50 basis points. The one month LIBOR rate for this calculation will reset at the last business day of each subsequent calendar month until outstanding amounts due have been paid. Accrued balances of less than $200,000 can be paid in the next subsequent Accounting Period settlement without interest penalty.

Section 5.13 Change to Daily Accounting and Settlement. The Company and the Reinsurer may agree to implement a change from a monthly accounting and settlement process to a daily accounting and settlement process, upon at least 30 days' prior written notice by the Company.

ARTICLE 6: SERVICE

Section 6.01 Services. After the Effective Time, the Reinsurer agrees to provide the following services (the "Services") on behalf of and in the name of the Ceding Company at its own expense:

(a) All normal and necessary service on account of the Reinsured Contracts, including but not limited to:

(i) answering contractholder questions and correspondence; making changes requested by contractholders to the Reinsured Contracts and maintaining contract information and other information storage systems and files;

(ii) adjudicating claims and preparing checks or drafts to pay claims, surrender benefits and other contractual benefits in accordance with applicable state and federal law, provided that at the option of the Ceding Company, the Reinsurer, on behalf of the Ceding Company, may pay all claims out of the applicable accounts of the Ceding Company and then provide reimbursement of such claims to the Ceding Company; and

(iii) satisfying any applicable contract filing, tax reporting and any other regulatory requirements with respect to the Reinsured Contracts.

(b) All information with respect to the Reinsured Contracts required by the Ceding Company to prepare: (i) the quarterly and annual NAIC reports including all schedules thereto, (ii) any quarterly and annual tax reporting, and (iii) any other information with respect to the Reinsured Contracts which may be requested by any regulatory body in New York and any jurisdiction in which the Ceding Company is licensed.

(c) In order to permit the Ceding Company to satisfy its reporting obligations, the Reinsurer agrees to maintain, in accordance with accepted standards of prudent insurance recordkeeping, complaint records, records regarding rescissions, claim activities, customer service and other matters to the same extent that the Ceding Company maintains such records with respect to its individual annuity contracts issued outside of New York.

(d) All data required for quarterly NAIC reports shall be submitted to the Ceding Company no later than the end of the third week of the month following the quarter end. All data required for annual NAIC reporting shall be submitted to the Ceding Company no later than January 31st.

Section 6.02 Delegation. The Reinsurer may employ an affiliate to perform any of its servicing responsibilities under this Agreement. The performance of such servicing responsibilities by any entity other than the Reinsurer or its affiliate shall require the written consent of the Ceding Company.

Section 6.03 Complaint Processing. The Reinsurer shall be responsible for the processing of all Complaints (as defined below) involving the Reinsured Contracts, and maintaining adequate written records thereof including the name and address of the complainant, the date received, the nature of the Complaint and the resolution. The Reinsurer shall provide the Ceding Company with such records on request. The Reinsurer will communicate with the Ceding Company concerning any Complaints that, in the Reinsurer's good-faith judgment, appear to be likely to give rise to liability (provided, however, that the Reinsurer shall not be liable for, and the indemnification responsibilities, set forth in Article 11, shall be unaffected by, an error of judgment by the Reinsurer in any such case). The Ceding Company shall, to the extent not already known to the Reinsurer, promptly notify the Reinsurer of any Complaints it receives regarding the Reinsured Contracts. For the purpose of this paragraph, "Complaints" shall be defined as any written communication primarily expressing a grievance.

If the Reinsurer receives any notice from any source (including, but not limited to, a contractholder or regulatory agency) of a lawsuit or other legal or administrative hearing or proceeding being brought against the Ceding Company and involving the Reinsured Contracts or the threat of any such lawsuit, hearing or proceeding (the "Proceeding"), for which the Reinsurer is entitled to indemnification by the Ceding Company, the Reinsurer will, to the extent not already received by the Ceding Company, promptly forward to the Ceding Company notice of the Proceeding and a copy of all legal documents, correspondence and other materials relevant thereto which the Reinsurer reasonably has access to as required by Article 10; provided, however, that failure to give such notice shall not affect the Ceding Company's obligations to indemnify the Reinsurer unless such failure materially prejudices the Ceding Company's rights with respect to such Proceeding. The Reinsurer agrees to cooperate fully with the Ceding Company in connection with the Proceeding.

ARTICLE 7: REGULATORY APPROVALS

Section 7.01 Regulatory Approval. The Reinsurer and/or the Ceding Company shall apply, where applicable, to the Director of the Arizona Department of Insurance (or such other regulator as may have jurisdiction over the Ceding Company), and the Superintendent of the Department of Financial Services of the State of New York (the "NY Department") for approval of the transfer contemplated by this Agreement in accordance with the relevant provisions of the applicable legislation in the United States on the terms and conditions set out herein either without modification or with such modification as may have been agreed by the parties hereto and approved by such regulatory authorities.

Section 7.02 Regulatory Approval Following Amendment. Any change to this Agreement which occurs after the approvals referred to in Section 7.01 have been obtained shall be subject to the required approval(s) of the Director of the Arizona Department of Insurance (or such other regulator as may have jurisdiction over the Ceding Company), the Superintendent of the NY Department and, to the extent necessary or appropriate, to any federal authorities with jurisdiction over the subject matter herein.

Section 7.03 Best Efforts. The Reinsurer and the Ceding Company agree that they will each proceed with all due diligence to consummate the transaction set forth in this Agreement.

Section 7.04 Filing. The Reinsurer and the Ceding Company shall file all documents required to be filed by the Director of the Arizona Department of Insurance (or such other regulator as may have jurisdiction over the Ceding Company), the Superintendent of the NY Department and, to the extent necessary or appropriate, any federal authorities with jurisdiction over the subject matter herein in order to consummate the transaction set forth in this Agreement.

Section 7.05 Retrocession Limitations. The Reinsurer agrees that it will not enter into a retrocession agreement without the prior consent of the NY Department with respect to the Reinsured Contracts.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANY

Section 8.01 Authority. The Ceding Company represents and warrants that the Ceding Company is a corporation duly organized as a capital stock life insurance company, validly existing as of the Effective Time under the laws of the State of Arizona and the Ceding Company or its predecessor in interest was licensed or otherwise authorized in New York to issue the Reinsured Contracts. The Ceding Company has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement. Except as provided in Article 7, the execution and delivery by the Ceding Company of this Agreement and the consummation by the Ceding Company of the transactions contemplated in this Agreement have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Articles of Domestication or Amended and Restated Bylaws of the Ceding Company, or any material provision of any other instrument to which the Ceding Company is a party or by which it is bound, or any law, rule or regulation of any governmental body applicable to the Ceding Company or any order, writ, injunction or decree of any court or governmental body directed against the Ceding Company. This Agreement has been duly and validly executed and delivered by the Ceding Company. Assuming due authorization, execution and delivery by the Reinsurer, this Agreement is the legal, valid and binding obligation of the Ceding Company enforceable against it in accordance with its terms.

Section 8.02 Other Representations and Warranties. The Ceding Company hereby makes the following representations and warranties:

(a) Compliance with Law. The forms of the Reinsured Contracts, including but not limited to applications, amendments, endorsements, riders, which have been reinsured under this Agreement have been filed and approved, if required, by the applicable insurance departments in the jurisdictions in which such filing is required. Advertising materials and point-of sale materials used in connection with the sale or marketing of the Reinsured Contracts were materially in compliance with applicable laws and regulations when utilized.

(b) Validly Issued, No Adverse Affect, and No Litigation. (i) The Reinsured Contracts are validly issued; (ii) as of the Effective Time there are currently no known material facts or conditions which have not been disclosed to the Reinsurer, that would materially adversely affect the contractual liabilities assumed by the Reinsurer pursuant to this Agreement; and (iii) except as provided in Schedule 8.02(b), there is no material litigation or regulatory action proceeding pending or threatened against the Ceding Company as of the Effective Time which would adversely affect the Reinsured Contracts under this Agreement or the assets to be transferred hereunder or which would prevent the consummation of this Agreement.

(c) Reinsurance Agreements. The Reinsurance Agreements are as shown in Schedule I.

(d) Title. No person, firm or corporation has any claim, lien, judgment or right of action, legal or equitable, against or in any assets transferred to the Reinsurer under the terms of this Agreement. The Reinsurer shall obtain good and merchantable title to all such assets free and clear of all claims, liens, judgments or rights of action upon such assets being transferred to the Reinsurer in accordance with the terms hereof. The Ceding Company

agrees to indemnify and save harmless the Reinsurer against and from any and all claims or liens against said assets or any claim or judgment which may be made or entered against or related to said assets or any claim or judgment which may be made or entered against the Reinsurer for which the latter is not expressly obligated under this Agreement.

(e) Accountings. Pursuant to the terms of this Agreement, the Ceding Company will make available to the Reinsurer the Effective Time Accounting as well as a copy of material computer runs, work papers, and supporting data used in preparing such accounting. The accounting shall be prepared in accordance with insurance accounting principles prescribed or permitted under statutory authority applied on a basis consistent with those applied by the Ceding Company in prior years and to present fairly the items reflected therein in accordance with sound accounting principles as of the date of such accounting.

(f) Correct Information. The list of Reinsured Contracts contained in Exhibit A, or any other exhibits to this Agreement, is true and correct in all material respects.

(g) Consistent with Books and Records. The Reinsured Contracts are consistent with the books and records of the Ceding Company which are transferred to the Reinsurer pursuant to the terms of this Agreement. Any amendments, riders, or other modifications to the Reinsured Contracts shall be reflected in the books and records transferred to the Reinsurer.

(h) Litigation. Except as disclosed in Schedule 8.02(b), as of the Effective Time there are no material actions, suits, proceedings or investigations pending, nor to the knowledge of the Ceding Company, threatened against, involving or affecting any of the Reinsured Contracts, any of the rights or assets to be transferred hereunder or any of the transactions contemplated by this Agreement before any federal, state, municipal or other governmental court department, commission, board, arbitrator, bureau, agency or instrumentality. Except as disclosed in Schedule 8.02(b), as of the Effective Time the Ceding Company does not have any knowledge of any state of facts or contemplated events that reasonably may be expected to give rise to any such material claim, action, suit, proceeding, or investigation.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES OF THE REINSURER

Section 9.01 Authority. The Reinsurer has the full corporate, legal and regulatory authority to carry out and perform its undertakings and obligations under this Agreement and will continue to maintain such authority for the duration of this Agreement. The Reinsurer will either maintain its licenses to conduct the business of life insurance (including the authority to conduct annuity insurance business) in New York, and in any jurisdiction where the Ceding Company or its successor is domiciled, or will maintain licenses as an accredited reinsurer in those jurisdictions. The execution and delivery by the Reinsurer of this Agreement and the consummation by the Reinsurer of the transactions contemplated in this Agreement have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach of any provision of the Amended and Restated Charter or Bylaws of the Reinsurer, or any material provision of any other instrument to which the Reinsurer is a party or by which it is bound, or any law, rule or regulation of any governmental body applicable to the Reinsurer or any order, writ, injunction or decree of any court or governmental body directed against the Reinsurer. This Agreement has been duly and validly executed and delivered by the Reinsurer. Assuming due authorization, execution and delivery by the Ceding Company, this Agreement is the legal valid and binding obligation of the Reinsurer enforceable against it in accordance with its terms. In the event that the Reinsurer fails to have or maintain its license in any jurisdiction in which the Ceding Company or its successor is licensed and such license is a precondition for the Ceding Company to receive credit for reinsurance for the Reinsured Contracts, the Reinsurer shall immediately collateralize the Coinsurance Reserve for the Reinsured Contracts (and in no event beyond the end of the calendar quarter during which such failure occurs) by either a letter of credit or assets in trust or any combination of the two, which in total will comply with statutory and regulatory requirements for obtaining the Ceding Company's credit for insurance. The Reinsurer shall have the option of determining the method of collateralization provided it is acceptable to the insurance regulatory authorities have jurisdiction over the Ceding Company's reserves.

When collateralizing by a letter of credit, the Reinsurer agrees to arrange for the timely delivery of a clean, unconditional and irrevocable letter of credit for the exclusive benefit of the Ceding Company, issued in a form acceptable to the insurance regulatory authorities having jurisdiction over the Ceding Company's reserves (the "LOC"). The LOC will be issued by a bank that is neither the parent, subsidiary, or affiliate of either the Reinsurer or the Ceding Company and is (1) organized or licensed in the United States, (2) regulated, supervised and examined by U.S. federal or state authorities, (3) qualifies under the standards for such banks under the reinsurance credit rules of the Ceding Company's state of domicile, and (4) has been found acceptable to the Ceding Company.

For every calendar quarter in which a LOC is to be provided under this Section, the amount of the LOC will equal or exceed at all times, the Coinsurance Reserve (the "Required Amount").

Not less than ten (10) days prior to the end of each calendar quarter, the Ceding Company shall estimate the Required Amount for such calendar quarter. Prior to the close of the calendar quarter in which such estimate is received, if the estimated Required Amount is greater than the actual amount of the LOC

provided under this Section, the Reinsurer shall obtain and deliver to the Ceding Company a LOC, or an amendment to a LOC, in an amount not less than such deficiency.

The Reinsurer further agrees that, upon completion of any calendar quarter, if the actual Required Amount is greater than the actual amount of the LOC provided under this Section (including, in accordance with the aforementioned estimate), the Reinsurer shall promptly obtain and deliver to the Ceding Company such other LOC, or amendment to the LOC, in an amount not less than such deficiency.

The Ceding Company agrees that, upon completion of any calendar quarter, if the actual amount of the LOC provided by the Reinsurer under this Section is in excess of the actual Required Amount, the Ceding Company shall promptly, upon receipt of the Reinsurer's written request, agree to an amendment reducing the amount of the LOC by an amount equal to such excess.

Notwithstanding anything to the contrary in this Agreement, the Reinsurer and the Ceding Company agree that the LOC may be drawn on by the Ceding Company at any time and will be utilized and applied by the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of the insolvency on the part of the Ceding Company or the Reinsurer only for the following purposes:

(a) To reimburse the Ceding Company for the Reinsurer's share of premiums returned to the owners of the Reinsured Contracts because of cancellation of the Reinsured Contracts;
(b) To reimburse the Ceding Company for the Reinsurer's share of surrenders and benefits or losses paid to contractholders and claimants by the Ceding Company under the Reinsured Contracts;
(c) To fund an account with the Ceding Company in an amount at least equal to the deduction for reinsurance ceded, from the Ceding Company's liabilities for the Reinsured Contracts. The amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred and unearned premium reserves; and
(d) To pay any other amounts the Ceding Company claims are due under this Agreement.

In the event that the amount drawn by the Ceding Company on the LOC exceeds the actual amount due for items (a), (b) and (c) above, or, in the case of item (d), any amount not payable, the Ceding Company shall promptly return to the Reinsurer the excess amounts so drawn. The Ceding Company shall pay the Reinsurer interest, at the prime rate of interest of the bank issuing the LOC, on the amount held by the Ceding Company under item (c) above.

Section 9.02 Conduct of Business. The Reinsurer shall conduct its business and perform its obligations hereunder in the same manner in which the Reinsurer conducts its own business and with the same degree of care.

ARTICLE 10: RECORDS, FEES, AND OWNERSHIP OF PREMIUMS

Section 10.01 Records. As requested by the Reinsurer or the Ceding Company, the other party shall deliver unto the requesting party any contract records, files, charts, books, ledgers, and other documents or copies thereof maintained by it concerning the Reinsured Contracts. Included in the foregoing, without limitation, shall be all records relating to development, reserving or approval of the Reinsured Contracts. All records, books, files, accounts and materials of any kind relating to the Reinsured Contracts shall be open to examination and audit by the other at reasonable times during normal business hours.

Section 10.02 Fees. Except as stated to the contrary in Article 13, each party shall be responsible for its own fees and expenses in connection with the transactions contemplated by this Agreement, including without limitation attorneys', accountants', actuaries', and other similar fees.

Section 10.03 Ownership of Premiums. All monies, checks, drafts, money order, postal notes, and other instruments received after the Effective Time by the Ceding Company for premiums on the Reinsured Contracts shall be either allocated to the Separate Accounts in accordance with instructions from contractholders or transferred to the Reinsurer in accordance with the settlement provisions under this Agreement.

Section 10.04 Bank Accounts. After the Effective Time, the Reinsurer shall be authorized by the Ceding Company to process payments relating to the Reinsured Contracts. The Ceding Company agrees to do whatever is necessary in order to give the Reinsurer the authority to prepare drafts on the Ceding Company's bank accounts (the "Bank Accounts") and in the Ceding Company's name to the extent necessary to process claims under the Reinsured Contracts and with respect to which the Ceding Company shall have no overdraft liability. All amounts due from the Ceding Company to pay such claims shall be deposited by the Ceding Company in such Bank Accounts until the claim is paid and the Reinsurer shall reimburse the Ceding Company for such claims in accordance with Section 5.11.

Section 10.05 Authorizations. After the Effective Time, if required, the Ceding Company shall provide specific authorizations for the Reinsurer's employees to sign letters and acknowledge contract modifications on behalf of the Ceding Company concerning inter alia, underwriting, contract administration, agent compensation, and claim matters. Notwithstanding any failure of the Ceding Company to grant specific authorizations, the Reinsurer shall be authorized hereunder to perform such acts with respect to the Reinsured Contracts.

Section 10.06 Security Agreement. The parties hereto agree that, as security for all the Secured Obligations, the Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer, all of the Ceding Company's rights, titles and interests, if any (legal, equitable or otherwise), to all Premiums due the Reinsurer under the Reinsured Contracts after the Effective Time (the "Collateral"). As used herein, "Secured Obligations" shall mean the obligations of the Ceding Company pursuant to Article 10 and any other obligations of the Ceding Company under this Agreement. Upon the failure of the Ceding Company to fully perform its obligations and undertakings

hereunder, the Reinsurer shall have, in addition to all other rights under this Agreement or under applicable law, the following rights: the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of New York, as though all the Collateral constituted property subject to a security interest under Article 10 thereof; the right to set off; and the right to reasonable attorneys' fees incurred in connection with the enforcement of this Agreement.

ARTICLE 11 INDEMNIFICATION AND RECAPTURE

Section 11.01 Indemnification of the Reinsurer. The Ceding Company hereby agrees to indemnify and hold harmless the Reinsurer against and in respect of any and all liabilities, losses, claims, obligations, damages, deficiencies, costs and expenses, including, but not limited to, reasonable attorneys' fees, resulting from or arising out of:

(a) any and all unpaid liabilities occurring prior to the Effective Time other than those express, written contractual liabilities set forth in the Reinsured Contracts and the express, written contractual liabilities;
(b) any misrepresentation or breach of any covenant or warranty made by the Ceding Company (or matter treated as a covenant or warranty made by the Ceding Company) in this Agreement, including but not limited to any misrepresentation or breach of any covenant or warranty in Article 8 of this Agreement, or the matters that are the subject of any such misrepresentation or breach (notwithstanding the Ceding Company's knowledge of such matter, misrepresentation or breach);
(c) any acts or omissions by or on behalf of the Ceding Company, its agents or employees, occurring prior to the Effective Time; and/or
(d) any acts or omissions committed by agents (including former agents) of the Ceding Company that occur before the Effective Time.

It is agreed that the Ceding Company will, to the extent reasonable, pursue administrative relief with the Internal Revenue Service to correct, both prospectively and retroactively, any violation under Section 72 of the Internal Revenue Code, at the sole expense of the Ceding Company.

The Ceding Company will assume the defense of any lawsuits that may be brought against the Reinsurer that relate to the matters for which the Ceding Company herein agrees to indemnify the Reinsurer.

The Reinsurer shall give written notice to the Ceding Company of any indemnity claims unknown to the Ceding Company within thirty (30) days after the Reinsurer has actual notice of such claim, and in the event a suit or other proceeding is commenced, within ten (10) days after receipt of notice to the Reinsurer; provided, however, that failure to give such notice shall not affect the Ceding Company's obligations to indemnify unless such failure materially prejudices the Ceding Company's rights with respect to defending such claim. The Reinsurer and the Ceding Company shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with an indemnity claim.

Section 11.02 Indemnification of the Ceding Company. The Reinsurer hereby agrees to indemnify and hold harmless the Ceding Company against and in respect of any and all liabilities, losses, claims, obligations, damages, deficiencies, costs and expenses, including, but not limited to, reasonable attorneys' fees, resulting from or arising out of:

(a) any misrepresentation or breach of any covenant or warranty made by the Reinsurer in this Agreement or the matters that are the subject of such misrepresentation or breach;

(b) any liability, other than liabilities arising out of the Ceding Company's actions, resulting from the maintenance or operation of Bank Accounts created pursuant to Section 10.04;
(c) any acts or omissions committed by appointed agents of the Reinsurer, its agents or employees occurring entirely after the Effective Time (provided that such actions were not taken based on the books and records transferred hereunder);
(d) any acts or omissions committed by appointed agents of the Reinsurer in servicing the Reinsured Contracts occurring after the Effective Time, but excluding acts of concealment of wrongdoing by the Ceding Company or its agents that occurred prior to the Effective Time;
(e) any fines or penalties imposed on the Ceding Company solely as a result of the activities of the Reinsurer, its agents or employees; and/or
(f) any acts or omissions committed by former agents of the Ceding Company with respect to the Reinsured Contracts occurring after the Effective Time (but excluding acts of concealment of wrongdoing by its former agents that occurred prior to the Effective Time or acts undertaken under apparent or actual authority arising independent of the Reinsured Contracts).

The Reinsurer will assume the defense of any lawsuits that may be brought against the Ceding Company that relate to the matters for which the Reinsurer agrees to indemnify the Ceding Company.

The Ceding Company shall give written notice to the Reinsurer of any indemnity claims unknown to the Reinsurer within thirty (30) days after the Ceding Company has actual notice of such claim, and in the event a suit or other proceeding is commenced, within ten (10) days after receipt of notice to the Ceding Company; provided, however, that failure to give such notice shall not affect the Reinsurer's obligations to indemnify unless such failure materially prejudices the Reinsurer's rights with respect to defending such claim. The Reinsurer and the Ceding Company shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with an indemnity claim.

Section 11.03 Recapture Right. Business ceded under this Agreement shall not be eligible for recapture, provided, however, that, if any contract reinsured hereunder as of the Effective Time later becomes known as having been issued by the Ceding Company outside of New York, and such contract is not then held by a resident of New York, such contract may be recaptured by the Ceding Company at that time. Upon recapture of any such contract, the Reinsurer shall pay to the Ceding Company, a recapture amount equal to the sum of (1) the Modified Coinsurance Reserve as of the date of recapture for such contract, plus (2) the Coinsurance Reserve as of the date of recapture for such contract. The Ceding Company shall pay to the Reinsurer a modified coinsurance reserve adjustment equal to the modified coinsurance reserve adjustment as of the date of recapture for such contract.

ARTICLE 12: CLAIMS INVESTIGATIONS: PUNITIVE DAMAGES

Section 12.01 Investigation of Claims: Punitive Damages. The Ceding Company shall investigate, settle or defend any and all actions which may be filed against the Ceding Company or the Reinsurer on account of any acts or omissions by or on behalf of the Ceding Company (including its agents or employees) occurring prior to the Effective Time whether such action is filed before or after the Effective Time. The Ceding Company shall reimburse and hold the Reinsurer harmless from any and all costs, expenses and liabilities in any such action which exceeds the strict contract limits. Without limiting the generality of the foregoing, the Ceding Company shall be solely liable for and shall defend any and all claims for punitive or exemplary damages based on any facts or occurrences occurring prior to the Effective Time and shall reimburse and hold the Reinsurer harmless from any and all costs, expenses or liabilities including attorneys' fees which it may incur as a result of any such claim. The Reinsurer shall be solely liable for and shall defend any and all claims for punitive or exemplary damages based on any facts or occurrences (a) arising solely out of the actions or omissions of the Reinsurer, its employees or agents occurring on or after the Effective Time (provided that such actions were not taken based on the books and records transferred hereunder) and (b) arising solely out of the acts of Continuing Producers and shall reimburse and hold the Ceding Company harmless from any and all costs, expenses and liabilities including attorneys' fees which it may incur as a result of any such claim. Notwithstanding any other provision contained herein which may be construed to the contrary, the Reinsurer assumes no responsibility or liability whatsoever to any party for any claim made prior to the Effective Time made for recovery of punitive or exemplary damages, and the indemnification provisions contained herein are not intended to, and shall not be construed to impose liability on any party hereto vis-à-vis third parties.

ARTICE 13: ARBITRATION

Section 13.01 Arbitration Clause. All disputes or differences between the Ceding Company and the Reinsurer arising under or which are related to this Agreement upon which an amicable understanding cannot be reached within thirty (30) days shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as hereinafter provided, and judgment upon the award entered by the arbitrators may be entered in any Court having jurisdiction thereof. The Court of Arbitrators provided for herein shall construe this Agreement in light of the prevailing custom and practices for reinsurance in the insurance industry. The Court of Arbitrators provided for herein shall construe this Agreement in light of the prevailing custom and practices for reinsurance in the insurance industry. The Court of Arbitrators shall consist of three neutral arbitrators who must be active or retired officers of insurance companies other than the Ceding Company or the Reinsurer or any one of their affiliates, familiar with the reinsurance business. The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org. The parties agree that this Court of Arbitrators, if implemented under this Agreement, shall be held at a site selected by the arbitrators in the State of New York. The parties agree to arbitrate within thirty (30) days following the transmittal of written demand of either party to arbitrate any dispute arbitrable under this Agreement. Each of the parties shall appoint an arbitrator within thirty (30) days following notice of written demand to arbitrate, notifying the other party of the name and address of such arbitrator. If either party shall fail to appoint an arbitrator as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days of their appointment, then, in either event, the President of the American Council of Life Insurance or its successor shall appoint such second and/or third arbitrator. The three arbitrators so selected shall constitute the Court of Arbitrators. A decision of a majority of the Court of Arbitrators shall be final and binding and there shall be no appeal therefrom. The Court of Arbitrators shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the parties. The Court of Arbitrators shall promptly enter an award which shall do justice between the parties and the award shall be supported by a written opinion. The cost of arbitration, including but not limited to the fees of the arbitrators and attorneys, shall be borne by the losing party unless a Court of Arbitrators shall decide that, in light of the circumstances, such would be inequitable, in which case the arbitrators shall allocate costs among the parties.

ARTICLE 14: DELIVERIES AS OF THE EFFECTIVE TIME

Section 14.01 Deliveries by the Ceding Company. The Ceding Company shall use its reasonable efforts to deliver or cause to be delivered to the Reinsurer within twenty (20) days of the Effective Time (i) a listing (electronic or otherwise) of the Reinsured Contracts, and (ii) all instruments (including without limitation bond powers) as may be necessary or advisable to cause the Ceding Company's rights, title, and interest in and to the properties, rights, or assets to be transferred hereunder or to effect the purposes hereof to vest in the Reinsurer based on the Effective Time Accounting described in Section 5.01. The Ceding Company will cooperate with the Reinsurer in connection with any required re-registration of such instruments (or of any additional instruments as may be necessary in connection with adjustments described in Sections 5.02 and 5.03), and the Reinsurer will bear any risks associated with such re-registration.

Section 14.02 Deliveries by the Reinsurer. The Reinsurer shall use its reasonable efforts to deliver or cause to be delivered to the Ceding Company within twenty (20) business days of a revised accounting in accordance with Section 5.02 or 5.03 all instruments (including without limitation bond powers) as may be necessary or advisable to vest in the Ceding Company all of the Reinsurer's rights, title, and interest in and to the properties, rights, or assets to be transferred back to the Ceding Company to effect any correction of a prior accounting in favor of the Reinsurer.

ARTICLE 15: GENERAL PROVISIONS

Section 15.01 Successors, Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of both the Ceding Company and the Reinsurer; provided, that the Reinsurer may not assign, transfer or reinsure the obligations assumed by it under this Agreement, without the written consent of the Ceding Company and any necessary regulatory approvals.

Section 15.02 Entire Agreement. All prior or contemporaneous agreements and representations between the parties relating to the subject matter hereof are superseded by this Agreement which, together with any Exhibits and Schedules attached, constitutes the entire contract between the parties. There are no understandings or agreements between the parties with respect to the Reinsured Contracts other than as expressed in this Agreement. No waiver, amendment, or modification hereof shall be of any force or effect unless in writing and signed by the parties. The agreements, covenants, representations, and warranties contained herein shall survive the closing hereunder.

Section 15.03 Non-Waiver. No waiver by any party of any default by any other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise term or condition of this Agreement. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance. No prior transactions or dealings between any of the parties shall be deemed to establish any custom or usage waiving or modifying any provisions hereof. The failure of any party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent. A waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

Section 15.04 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 15.05 Rights. Nothing herein, either expressed or implied, is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Reinsurer and the Ceding Company any rights or remedies under or by reason of this Agreement.

Section 15.06 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.07 Correspondence. Any and all correspondence, records or otherwise coming to the Ceding Company after the Effective Time pertaining to the Reinsured Contracts shall be immediately and forthwith delivered to the Reinsurer with charge to the Reinsurer or its delegate pursuant to Section 6.02.

Section 15.08 Duration. This Agreement shall remain in force until the last Reinsured Contract ceases to be in force unless otherwise terminated pursuant to Section 15.14.

Section 15.09 Notices. Any notice hereunder shall be deemed to be duly given when and if delivered or transmitted or three (3) business days after such notice is deposited in the U.S. Mail for delivery by pre-paid first-class registered or certified mail to:

(1) The Reinsurer:
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102
Attention: Chief Actuary

(2) The Ceding Company:
Prudential Annuities Life Assurance Corporation
One Corporate Drive
Shelton, CT 06484
Attention: Annuities Reinsurance Officer

Or such other address as shall be furnished in writing by the parties to the other.

Section 15.10 Cooperation. With regard to any matters not expressly stated herein, the parties to this Agreement agree to furnish such information, to execute such additional documents, and to cooperate with each other as may be necessary to carry out the purposes of this Agreement, in accordance with industry practice for transactions of this kind.

Section 15.11 Insolvency. Except as provided in Section 15.12, in the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall continue to be payable by the Reinsurer on the basis of the liability of the Ceding Company under the terms of the contracts reinsured, directly to the Ceding Company, its liquidator, rehabilitator, receiver or statutory successor by whatever name called, without diminution because of the insolvency.

Section 15.12 Cut -Through Provision. In the event of the rehabilitation or liquidation of the Ceding Company, any claims of holders and beneficiaries under the Reinsured Contracts issued by the Ceding Company, the reserves for which are held in the Separate Accounts of the Ceding Company, shall first be paid out of assets held in the respective Separate Account to fund those benefits. To the extent there are any benefits under a Reinsured Contract that are not payable out of assets held in the respective Separate Account, the Reinsurer shall pay all such amounts due under that Reinsured Contract, which would be otherwise due to the rehabilitator, liquidator, receiver, or statutory successor in the absence of this Section 15.12, directly to the holder or beneficiary, as applicable, of the Reinsured Contract, without diminution on account of the Ceding Company being placed in rehabilitation or liquidation unless within thirty (30) days of the commencement of the rehabilitation or liquidation, the Superintendent of the Department of Financial Services of the State of New York (the "Superintendent") directs the Reinsurer to make payments to the rehabilitator, liquidator, receiver or statutory successor, and shall at the direction of the Superintendent within thirty (30) days of the commencement of the rehabilitation or liquidation provide each such contractholder with a certificate approved by the

Superintendent, which shall state, inter alia, that the Reinsurer will directly pay the contractual obligations of the Ceding Company not satisfied out of the respective Separate Account under such Reinsured Contract.

Section 15.13 Audit of Records and Procedures. The Ceding Company shall have the right to audit during normal business hours and at the office of the Reinsurer or any service provider designated by the Reinsurer pursuant to Article 6 all records and procedures relating to the Reinsured Contracts and the Services provided by or on behalf of the Reinsurer under this Agreement. Further, the Reinsurer agrees to confirm, at the reasonable request of the Ceding Company, the existence of the Reinsured Contracts. In conjunction with any examination of the Ceding Company by the Insurance Department (or any regulatory body) of any jurisdiction in which the Ceding Company is licensed, the Reinsurer shall permit an examination of its books and records relating to the Reinsured Contracts.

Section 15.14 Termination. This Agreement shall be in force as to such Reinsured Contracts until the termination of the Reinsurer's liability with respect to such Reinsured Contracts in accordance with its terms and the receipt by the Ceding Company of payments that discharge such liability in full in accordance with the provisions of this Agreement.

INWITNESS WHEREOF, the Ceding Company and the Reinsurer have caused this instrument to be executed by their duly authorized officers.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By: ______________________

Name: Yanela Frias

Title: Chief Financial Officer

Date: 12/31/2015

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: ______________________

Name: Kevin Chaillet

Title: Vice President

Date: 12/31/2015

EXHIBIT A: Reinsured Contracts

[TO BE PROVIDED IN ACCORDANCE WITH SECTION 14.01]

EXHIBIT B: Form of Effective Time Accounting

	PALAC ceded	PICA assumed
1) Coinsurance Reserve (equal to the reduction in the Ceding Company's General Account liabilities resulting from the reinsurance under this Agreement)		
2) Modified Coinsurance Reserve (equal to the aggregate reserves for the Reinsured Contracts as derived from Exhibit 3 of the Separate Account Annual Statement)		

The reduction in the Ceding Company's General Account liabilities from the reinsurance under this Agreement constitutes the Initial Coinsurance Reinsurance Premium pursuant to Section 5.05, and the aggregate reserves for the Reinsured Contracts as derived from Exhibit 3 of the Separate Account Annual Statement constitutes the Initial Modco Reinsurance Premium and Reserve Adjustment pursuant to Section 5.06.

In the event adjustments are made under Section 5.02 or Section 5.03, the amount owed will be increased with interest for the time elapsed between the Effective Time and the date of payment. The annual interest rate to be used will be the yield on 3-month US Treasury Bills, as published by the U.S. Treasury, on the last business day of the quarter ending on or immediately prior to the date of any revised accounting.

EXHIBIT C: Assets

Assets permitted in lieu of cash are set forth below.

The list of transferred assets shall contain a seriatim listing of all assets transferred by the Ceding Company and shall be provided to the Reinsurer upon request.

Asset Summary		
	MIN	MAX
Treasuries	0.0%	15.0%
IG Public	0.0%	50.0%
IG Private	0.0%	40.0%
Agency MBS	0.0%	20.0%
CMBS	0.0%	25.0%
ABS	0.0%	20.0%
Mortgages	0.0%	30.0%
BIG Public	0.0%	20.0%

EXHIBIT D: Accounting and Settlement

A. Net Accounting Settlement

For each Accounting Period, the Net Accounting Settlement will be equal to (1) minus (2), minus (3), minus (4), minus (5), minus (6) where:

(1) Equals the Reinsurance Premiums as determined in accordance with Section B of this Exhibit D.
(2) Equals the Reinsurance Claims as determined in accordance with Section C of this Exhibit D
(3) Equals Commissions and Premium Tax as determined in accordance with Section D of this Exhibit D.
(4) Equals the Modco Reserve Adjustment as determined in accordance with Section F of this Exhibit D.
(5) Equals the Loan Activity as determined in accordance with Section G of this Exhibit D.
(6) Equals the Exhibit 7 Balance as determined in accordance with Section H of this Exhibit D.

For the avoidance of doubt, each of the amounts determined above, including the Net Accounting Settlement, may be a positive or negative number.

B. Reinsurance Premiums

Subsequent to the Effective Time, the Ceding Company will pay the Reinsurer Reinsurance Premiums on all contracts in effect under this Agreement in an amount equal to all premiums collected under the Reinsured Contracts during the Accounting Period.

C. Reinsurance Claims

Subsequent to the Effective Time, the Reinsurer will reimburse the Ceding Company for all Reinsurance Claims, which include all benefits paid under the Reinsured Contracts during the Accounting Period. The Reinsurer will pay the benefits on all Reinsurance Claims in the same form of settlement by the Ceding Company. Benefits paid under the Reinsured Contracts include, but are not limited to:

i. Death Claims. Death Claims include the death benefit and any interest paid associated with the Reinsured Contracts.
ii. Surrenders and Withdrawals. Surrenders and withdrawals include the total amount paid in the event of a partial withdrawal of account value or full surrender of the Reinsured Contracts, net of any applicable surrender charges. Surrender charges are the total amount that the Ceding Company deducts before paying the cash surrender value upon a full or partial surrender of the Reinsured Contracts.
iii. Annuity Payments. Annuity Payments include the amounts paid under payout annuities.
iv. Other Benefits. Other benefits include any other miscellaneous contract benefit paid on behalf of the Reinsured Contracts.

D. Commissions and Premium Tax

Subsequent to the Effective Time, commissions equal the total amount of commissions paid to distributors directly attributable to the Reinsured Contracts as well as the proportional share of indirectly attributable commissions paid during the Accounting Period. Premium Tax shall be as determined in accordance with Section 5.10.

E. Separate Account Modco Investment Credit

Subsequent to the Effective Time, the Separate Account Modco Investment Credit is equal to the sum of all earned investment income, realized and unrealized capital gains and losses in respect of assets allocated to the Separate Accounts, which has been credited to, or deducted from, the Reinsured Contracts during the Accounting Period. The Separate Account Modco Investment Credit is gross of any fees deducted by the underlying funds used with the Reinsured Contracts.

F. Modco Reserve Adjustment

Subsequent to the Effective Time, the Modco Reserve Adjustment shall equal (1) minus (2) minus (3), where:

(1) Equals a modified coinsurance reserve (the "Modco Reserve") held by the Ceding Company at the end of the Accounting Period. For these purposes, the Modco Reserve equals the amounts shown on the Ceding Company's statutory statement at the end of the Accounting Period for its Separate Account liabilities related to the Reinsured Contracts. The Ceding Company may, for purposes of determining accounting settlement, exclude immaterial reserve amounts determined under the then applicable Commissioners Reserve Valuation Method.

(2) Equals the Modco Reserve, determined in accordance with subsection (1), at the end of the previous Accounting Period, except that for the initial Accounting Period, the Modco Reserve will equal the Modified Coinsurance Reserve determined as of the Effective Time, in accordance with Sections 5.01, 5.02 and 5.03 and Exhibit B of this Agreement.

(3) Equals the Separate Account Modco Investment Credit for the Accounting Period as determined in accordance with Section E of this Exhibit D.

G. Loan Activity

The Reinsurer will participate in, and pay its proportionate share of, any policy loan on the Reinsured Contracts during the Accounting Period. In the event a policy loan is repaid in whole or in part, or any outstanding interest with respect to a loan, is paid by the contractholder to the Ceding Company, then the Ceding Company will pay to the Reinsurer its proportionate share of the policy loan repayment or interest payment by the contractholder during the Accounting Period.

H. Exhibit 7 Balance

The Reinsurer will participate in, and pay its proportionate share of, any change to the balance set forth in Exhibit 7 of the Ceding Company's most recent Annual Statement related to the Reinsured Contracts during the Accounting Period.

EXHIBIT E: Form of Accounting Settlement Report

Ceding Company:________________________

Reinsurer:______________________________

Reporting Month and Year:________________

Date Report Completed:___________________

Contact:________________________________

1. Reinsurance Premiums __________
2. Loan Activity (net decrease) __________
3. Exhibit 7 Balance (net increase) __________
4. Reinsurance Claims:
   a. Death Claims __________
   b. Surrenders and withdrawals __________
   c. Annuity Payments __________
   d. Other Benefits (list separately by type) __________

4. Commissions and Premium Tax __________
5. Modco Reserve Adjustment __________
6. Loan Activity (net increase) __________
7. Exhibit 7 Balance (net decrease) __________

Net Accounting Settlement (1) + (2) + (3) – (4) – (5) – (6) – (7) = __________

SCHEDULE I: REINSURANCE AGREEMENTS

SCHEDULE 8.02(b)

None.